Exhibit 10.11

AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT (this "Amendment") is made and entered into as of the [ ] day of May, 2014 (the "Effective Date") by and between ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (formerly an Ohio corporation) ("AdCare") and CHRISTOPHER F. BROGDON ("Consultant") .

W I T N E S S E T H:

WHEREAS, AdCare and Consultant entered into that certain Consulting Agreement dated as of December 31, 2012 (the "Consulting Agreement"); and

WHEREAS, AdCare and Consultant desire to amend the Consulting Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Consulting Agreement as follows:

1.Section 2 of the Consulting Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.	Term. This Agreement shall continue until terminated as provided in Section 8 below.

2.    Section 4 of the Consulting Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

4.    Compensation.    As consideration for the termination of the monthly payment arrangement ("monthly retainer fee") under the Consulting Agreement related to the Consulting Services to be provided by Consultant hereunder, AdCare shall pay to the Consultant the following amounts:

(a)    Consulting Fee. AdCare shall pay to the Consultant an aggregate consulting fee in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the "Consulting Fee"). The Consulting Fee shall be paid as follows: (i) $100,000.00 shall be paid in immediately available funds on the Effective Date and (ii) subject to the provisions of Section 4(d) below, the balance of the Consulting Fee shall be made in equal monthly installments of $15,000.00 each on or before the [ ] day of each month commencing on June [ ], 2014 and continuing each month thereafter until the Consulting Fee is paid in full. For purposes of clarification, the $15,000.00 payment to be paid to Consultant in May 2014 shall not be credited against the aggregate Consulting Fee due hereunder.

(b)    Success Fee. In addition to the Consulting Fee, AdCare shall pay to Consultant a success fee in the amount of $25,000.00 per transaction for each transaction introduced to AdCare by Consultant which AdCare accepts and closes (the "Success Fee"). The Success Fee shall be due and payable only upon the closing of such transaction and barring a majority vote of the AdCare Board of Directors indicating otherwise, the aggregate Success Fee shall not exceed $160,000.00 in any calendar year during the term of this Agreement.

(c)    Change of Control Fee. If a Change of Control (as defined in Section 8(c)) occurs on or before May 15, 2015 and if this Agreement has not been terminated pursuant to Section 8(a) or (b) below, AdCare shall pay to Consultant a one-time Change of Control fee in the amount of $500,000.00 (the "Change of Control Fee"). The Change of Control Fee (i) shall be paid in immediately available funds at the closing of the Change of Control event and (ii) shall be in addition to the balance of any unpaid Consulting Fee and any accrued and unpaid Success Fees all of which shall be paid in full at the closing of the Change of Control event. If a Change of Control occurs after May 1, 2015, a Change of Control Fee shall not be due and owing.

(d)    Riverchase Closing. Consultant and certain related parties on one hand and AdCare and certain related parties on the other hand entered into that certain agreement dated February 28, 2014 (the “Management Transition Agreement”). Concurrently with the execution of the Management Transition Agreement, Consultant executed a promissory note in favor of AdCare in the principal amount of $523,663.00 (the “Note). Notwithstanding any provision of this Agreement to the contrary, if the closing of the sale of the Riverchase Facility occurs prior to September 1, 2014, the balance of the Consulting Fee owed to Consultant shall be offset against the aggregate principal balance owed by Consultant to AdCare under the Note (after application of Net Sales Proceeds as contemplated by the Management Transition Agreement) with any remaining balance of the Consulting Fee owed to Consultant to be paid in cash at closing. If the closing of the Riverchase Facility does not occur prior to September 1, 2014, the balance of the Consulting Fee owed to Consultant shall be offset against the remaining amount owed by Consultant to AdCare under the Note. All Capitalized but undefined terms used in this Section 4(d) shall have the meanings ascribed to them in the Management Transition Agreement.

3.    Section 8 of the Consulting Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

8.    Termination.

(a)Without Cause. Consultant may terminate this Agreement at any time upon thirty (30) days prior written notice to AdCare.

(b)With Cause. Either party may terminate this Agreement at any time upon a material breach of the terms of this Agreement by the other Party, if such breach is not cured with thirty (30) days after receipt of written notice of such breach from the non-breaching Party; provided that where a breach can be completely cured, but cannot be completely cured within thirty (30) days, the breaching Party shall have an additional thirty (30) days to completely cure if the cure process has been started within the first 30-day period and the breaching Party has been diligent in its efforts to cure throughout the first 30-day period. Termination due to an uncured material breach shall be effective as of midnight on the last day of the applicable cure period.

(c)    Change of Control. This Agreement shall terminate immediately upon a Change of Control and the balance of the Consulting Fee, any accrued and unpaid Success Fee and the Change of Control Fee (if due and owing under Section 4(c) above) shall be paid in full at the closing of the Change of Control event. For purposes hereof, “Change in Control” means one or more sales or dispositions, within a twelve (12) month period, of assets representing a majority of the value of the assets of AdCare or the acquisition (whether by purchase or through a merger or otherwise) of common stock of AdCare immediately following which the holders of common stock of AdCare immediately prior to such acquisitions cease to own directly or indirectly common stock of AdCare or its legal successor representing more than fifty percent (50%) of the voting power of the common stock of AdCare of its legal successor.

4.    Except as modified hereby, all terms and conditions of the Consulting Agreement are and shall remain in full force and effect.

5.    Nothing herein modifies the terms and conditions of the Management Transition Agreement entered into between AdCare, Consultant and unrelated party(s) effective March 1, 2014.

{Signatures on Following Page}

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

ADCARE HEALTH SYSTEMS, INC.
a Georgia corporation

By:	/s/ Boyd P. Gentry
Name:	Boyd P. Gentry
Title:	President & CEO

/s/ Christopher F. Brogdon
CHRISTOPHER F. BROGDON